Exhibit 21.1

Subsidiaries of Delta Financial Corporation

Name	State of Incorporation or Formation
Delta Funding Corporation (1)	New York
DFC Financial Corporation	Delaware
DF Special Holdings Corporation	Delaware
Continental Property Management Corp.	New York
DFC 1999-A Corp.	Delaware
DFC Receivables Company, L.L.C.	Delaware
DFC 2000-B Corp.	Delaware
DFC Financial of Canada Limited (2)	Ontario, Canada
DFC Funding of Canada Limited (2)	Ontario, Canada
DFC Servicing Receivables Corp.	Delaware
DFC Servicing Receivables Company, L.L.C.	Delaware
DFC Holding-A Corp.	Delaware
DFC Funding Corporation	Delaware
DFC Acceptance Corporation	Delaware
Renaissance Mortgage Acceptance Corp.	Delaware
Renaissance NIM Trust 2004-D (2)	Delaware
Renaissance REIT Investment Corp.	Delaware
DFC 2003-A Corp.	Delaware
DFC 2005-A Company, L.L.C.	Delaware

                            (1)  Effective January 2006, the business operations of Fidelity Mortgage Inc. were transferred to Fidelity Mortgage, a newly formed division of Delta Funding Corporation.

                                       (2)  During the first quarter of 2007 the subsidiary was dissolved.